Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 52 to the Registration Statement No. 811-03320 on Form N-1A of our report dated May 22, 2007 relating to the financial statements and financial highlights of Fidelity Colchester Trust, including Treasury Only Portfolio, Treasury Portfolio, Prime Money Market Portfolio, and Money Market Portfolio, appearing in the Annual Report on Form N-CSR of Fidelity Colchester Trust for the year ended March 31, 2007.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
October 9, 2007